EXHIBIT

                                  10.1
                         SETTLEMENT AGREEMENT

                               I.     PARTIES

     This Settlement Agreement ("Agreement") is entered into between the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General ("OIG-HHS") of the Department of Health and Human Services ("HHS") (collectively the "United States"); and Staff Builders, Inc. ("SBI") and Tender Loving Health Care Services, Inc., ("TLHCSI"), on behalf of themselves and Albert Gallatin Visiting Nurse Association ("AGVNA") (hereafter collectively referred to as "the Parties"), through their authorized representatives.

                              II.   PREAMBLE

     As a preamble to this Agreement, the Parties agree to the following:

            A. AGVNA is a business that provided nursing services in the home. AGVNA charged certain services to Medicare through a cost report. It also attempted to develop a separate computer business called Atlantic West.

            B.    The United States contends that, between
            1987 and 1989, AGVNA submitted or caused to be submitted claims for payment to the Medicare
            Program ("Medicare"), Title XVIII of the Social
            Security Act, 42 U.S.C. 1395-1395ddd (1997).

            C.    The United States contends that it has
            certain civil and administrative claims against SBI/TLHCSI/AGVNA and its successors in interest under the False Claims Act, 31 1 J.S.C. 3729-3733, other federal statutes and/or common law doctrines, for engaging in the following conduct during the period from 1987 to 1991: (1) improperly including certain costs associated with AGVNA's related computer business, Atlantic West Services, in AGVNA cost reports submitted to Independence Blue Cross, the government's Medicare fiscal intermediary, for payment by federal funds; and (2) submitting false statements to the United States or its fiscal intermediary, in support of those Atlantic West Services costs. The United States further contends that the submission of the cost reports for 1987-1991 by AGVNA, including the Atlantic West Services costs, causing an overpayment of Medicare funds by Independence Blue Cross, gives rise to civil claims by the United States at common-law and in equity. Subsequently, SBI acquired the assets of AGVNA and acknowledges that it would be responsible for any liability which AGVNA may have to the United States for the Covered Conduct. Thereafter, TLHCSI acquired the assets of AGVNA from SBI. All of the allegations contained in this paragraph are hereinafter referred to as "Covered Conduct."

            D. The SBI/TLHCSI/AGVNA denies the contentions of the United States in Paragraph C, above, and further denies any liability or wrongdoing in this matter.

            E. In order to avoid the delay, uncertainty, inconvenience and expense of protracted litigation of these claims, the Parties reach a full and final settlement as set forth below.



III.                          TERMS AND CONDITIONS

      NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the Parties agree as follows:

           1. SBI/TLHCSI/AGVNA agrees to pay to the United States $608,812 (the Settlement Amount"), as follows: Upon the execution of this agreement, SBI/TLHCSI/AGVNA shall make payments to the United States according to the following schedule. Each payment shall include interest, at the 52 week Treasury bill rate in effect on the date of the payment, on the amount of principal outstanding at the time of each payment.

SBI/TLHCSI/AGVNA agrees to make each payment of the Settlement Amount by electronic funds transfer pursuant to written instructions to be provided by the United States
Attorneys Office for the Eastern District of Pennsylvania.

                                       Principal Balance
                     Payment of        Remaining Upon
Date                 Principal         Which Interest is Due

Execution Date       $50,734.33           $558,077.67
1st Month            $50,734.33           $507,343.34
2nd Month            $50,734.33           $456,609.01
3rd Month            $50,734.33           $405,874.68
4th Month            $50,734.33           $355,140.35
5th Month            $50,734.33           $304,406.02
6th Month            $50,734.33           $253,671.69
7th Month            $50,734.33           $202,937.36
8th Month            $50,734.33           $152,203.03
9th Month            $50,734.33           $101,468.70
10th Month           $50,734.33            $50,734.37
11th Month           $50,734.33                 $0


            The first payment of $50,734.33 shall be paid to the United States within five business days of the execution of this settlement agreement.

          2. Subject to the exceptions in Paragraph 4 below, in consideration of the obligations of SBI/TLHCSI/AGVNA set forth in this Agreement, conditioned upon SBI/TLHCSI/AGVNA's payment in full of the Settlement
Amount, and subject to Paragraph 7, below (concerning bankruptcy proceedings commenced within 91 days of any payment under this Agreement), the United States (on behalf of itself, its officers, agents, agencies and departments) agrees to release SBI/TLHCSI/AGVNA, together with its current and former parent corporations, each of its direct and indirect subsidiaries, brother or sister corporations, divisions, current and former owners, officers, directors, employees, agents, affiliates, and the successors and assigns of any of them from all civil and administrative monetary claims the United States has or may have under the False Claims Act, 31 U.S.C. - 3729-3733; the Civil Monetary
Penalties Law, 42 U.S.C. 1320a-7a; the Program Fraud Civil
Remedies Act, 31 U.S.C. 3801-3812; or the common law including, but not limited to the common law theories of payment by mistake, unjust enrichment, breach of contract and fraud or UNDER any other statute creating causes of action for civil or administrative damages or penalties based on the Covered Conduct.

            3. In consideration of the obligations of SBI/TLHCSI/AGVNA set forth in this Agreement, conditioned upon SBI/TLHCSI/AGVNA's payment in full of the Settlement Amount, and subject to Paragraph 7, below (concerning bankruptcy proceedings commenced within 91 days of any payment under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing or maintaining any administrative claim or action seeking exclusion from the Medicare, Medicaid or other Federal health care programs (as defined in 42 U. S. C. 1320a-7b(f)) against SBI/TLHCSI/AGVNA, its current and former parent corporations, each of its direct and indirect subsidiaries, brother or sister corporations, divisions, current and former owners, officers, directors, employees, agents, affiliates and the successors and assigns of any of them under 42 U.S.C. 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. 1320a-7(b) (permissive exclusion), for the Covered Conduct, except as reserved in Paragraph 4, below.

           4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including
SBI/TLHCSI/AGVNA) are any and all of the following:

                  (1)   Any civil, criminal or administrative
                        claims arising under Title
                        26, U.S. Code (Internal Revenue Code);

                  (2)   Any criminal liability;

                  (3)   Any administrative liability for
                        mandatory exclusion-from Federal
                        health care programs;

                  (4)   Any liability to the United States (or
                        its agencies) for any conduct other
                        than the Covered Conduct;

                  (5)   Any claims based upon such obligations
                        as are created by this Agreement;

                  (6)   Any express or implied warranty claims
                        or other claims for defective or
                        deficient products or services,
                        including quality of goods and
                        services, provided by
                        SBI/TLHCSI/AGVNA;

                  (7)   Any claims based on a failure to
                        deliver items or services due.

            5. SBI/TLHCSI/AGVNA has provided sworn financial disclosure statements ("Financial Statements") to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. SBI/TLHCSI/AGVNA warrants that the Financial Statements are thorough, accurate, and complete. SBI/TLHCSI/AGVNA further warrants that it does not own or have an interest in any assets which have not been disclosed in the Financial Statements, and that SBI/TLHCSI/AGVNA has made no misrepresentations on, or in connection with, the Financial Statements. In the event the United States learns of asset(s) in which SBI/TLHCSI/AGVNA had an interest at the time of this Agreement which were not disclosed in the Financial Statements, or in the event the United States learns of a misrepresentation by SBI/TLHCSI/AGVNA on, or in connection with, the Financial Statements, and in the event such nondisclosure or misrepresentation changes the estimated net worth of SBI/TLHCSI/AGVNA set forth on the Financial Statements by fifty thousand dollars ($50,000) or more, the United States may at its option: (1) rescind this Agreement and file suit upon the underlying claims described in paragraph C above; or (2) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of SBI/TLHCSI/AGVNA previously undisclosed. SBI/TLHCSI/AGVNA agrees not to contest any collection action undertaken by the United States pursuant to this provision.

            6.  In the event that the United States,
pursuant to paragraph 5, above, opts to rescind this Agreement, SBI/TLHCSI/AGVNA expressly agrees not to plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims which (1) are filed by the United States within 30 calendar days of written notification to SBI/TLHCSI/AGVNA that this Agreement has been rescinded, and (2) relate to the Covered Conduct, except to the extent these defenses were available on the effective date of the settlement.

           7. In the event SBI/TLHCSI/AGVNA commences, or a thirty party commences, within 91 days of the effective date of this Agreement, any case, proceeding, or other action (a) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief of SBI/TLHCSI/AGVNA's debts, or seeking to adjudicate SBI/TLHCSI/AGVNA as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for SBI/TLHCSI/AGVNA or for all or any substantial part of SBI/TLHCSI/AGVNA's assets, SBI/TLHCSI/AGVNA agrees as follows:

            (a) SBI/TLHCSI/AGVNA's obligations under this Agreement may not be avoided pursuant to 11 U.S.C.
            Section 547, and SBI/TLHCSI/AGVNA will not argue or otherwise take the position in any such case, proceeding or action that: (1) SBI/TLHCSI/AGVNA's obligations under this Agreement may be avoided under 11 U.S.C. Section 547; (ii) SBI/TLHCSI/AGVNA was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to SBI/TLHCSI/AGVNA.

            (b)   In the event that SBI/TLHCSI/AGVNA's
            obligations hereunder are avoided for any reason, including, but not limited to, through the exercise of a trustee's avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action or proceeding against SBI/TLHCSI/AGVNA for the claims that would otherwise be covered by the releases provided in Paragraphs 2 and above. If the United States chooses to do so, SBI/TLHCSI/AGVNA agrees that (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude SBI/TLHCSI/AGVNA from participation in Medicare, Medicaid, or other federal health care programs) are not subject to an "automatic stay" pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the first clause of this paragraph, and that SBI/TLHCSI/AGVNA will not argue or otherwise contend that the United States' claims, actions or proceedings are subject to an automatic stay; (ii) that SBI/TLHCSI/AGVNA will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the United States within 30 calendar days of written notification to SBI/TLHCSI/AGVNA that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on the effective date of the Settlement Agreement; and
            (iii) the United States has a valid claim against SBI/TLHCSI/AGVNA in the amount of $1,100,000, and the United States may pursue its claim, inter alia, in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding. SBI/TLHCSI/AGVNA acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

          8. SBI/TLHCSI/AGVNA waives and will not assert any defenses. SBI/TLHCSI/AGVNA may have to any criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Settlement bars a remedy sought in such criminal prosecution or administrative action. SBA/AGVNA agrees that this settlement is not punitive in purpose or effect for purposes of such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue Laws, Title 26 of the United States Code.

           9. SBI/TLHCSI/AGVNA fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorneys fees, costs, and expenses of every kind and however denominated) which SBI/TLHCSI/AGVNA has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States' investigation and prosecution thereof.

           10. The Amount that SBI/TLHCSI/AGVNA must pay pursuant to this Agreement by electronic wire transfer pursuant to Paragraph 1 above will not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary; and SBI/TLHCSI/AGVNA agrees not to resubmit to any Medicare carrier or intermediary or any State payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

          11. SBI/TLHCSI/AGVNA agrees that all costs (as defined in the Federal Acquisition Regulations ("FAR") 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. - 1395-1395ddd (1997) and 1396-1396v(1997),
and the regulations promulgated thereunder) incurred by or on behalf of SBI/TLHCSI/AGVNA in connection with: (1) the matters covered by this Agreement, (2) the Government's audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement, (3) SBI/TLHCSI/AGVNA's investigation, defense, and corrective actions undertaken in response to the Government's audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney's fees and any costs of training Gerald Shuttlesworth), (4) the negotiation of this Agreement, and (5) the payment made pursuant to this Agreement, are unallowable costs on Government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, Veterans Affairs Program (VA) and Federal Employee Health Benefits Program (FEHBP) (hereafter, "unallowable costs"). These unallowable costs will be separately estimated and accounted for by SBI/TLHCSI/AGVNA, and SBI/TLHCSI/AGVNA will not charge such unallowable costs directly or indirectly to any contracts with the United States or any state Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement or payment request submitted by SBI/TLHCSI/AGVNA or any of its subsidiaries to the Medicare, Medicaid, TRICARE, VA or FEHBP programs.

           SBI/TLHCSI/AGVNA further agrees that within 60 days of the effective date of this Agreement it will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers and/or contractors, and Medicaid, VA and FEHBP fiscal agents, any unallowable costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by SBI/TLHCSI/AGVNA or any of its subsidiaries, and will request, and agree, that such cost reports, cost statements, information reports or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. SBI/TLHCSI/AGVNA agrees that the United States will be entitled to recoup from SBI/TLHCSI/AGVNA any overpayment as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements or requests for payment. Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by SBI/TLHCSI/AGVNA or any of its subsidiaries on the effect of inclusion of unallowable costs (as defined in this paragraph) on SBl/TLHCSI/AGVNA or any of its subsidiaries' cost reports, cost statements or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this Paragraph.

          12. This Agreement is intended to be for the benefit of the Parties, only, and by this instrument the Parties do not release any claims against any other person or entity.

          13. SBI/TLHCSI/AGVNA agrees that it will not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents or sponsors. SBI/TLHCSI/AGVNA waives any causes of action against these beneficiaries or their parents or sponsors based upon the claims for payment covered by this Agreement.

          14. SBI/TLHCSI/AGVNA certifies that Gerald
Shuttlesworth has not been involved, directly or indirectly, in the preparation or submission of information (including claims, bills, and reports) to Medicare, Medicaid or any other Federal health care programs (as defined in 42 U.S.C. 1320a-7b(f)) since the date Staff Builders acquired AGVNA. The parties agree that as Chief Executive officer of AGVNA, Mr. Shuttlesworth has managerial responsibility for persons who do participate directly and indirectly in the preparation of information for inclusion in reports to Federal health care programs. The parties further agree that such responsibility alone does not constitute Mr. Shuttlesworth's direct or indirect participation in the preparation or submission of information.


          15. SBI/TLHCSI/AGVNA agrees that Gerald
Shuttlesworth will not be involved, directly or indirectly, in the preparation or submission of information- (including claims, bills, and reports) to Medicare, Medicaid or any other Federal health care programs (as defined in 42 U.S.C. 1320a-7b(f)) for three years from the effective date of this agreement. Every year for the next three years, on the anniversary of the effective date of this agreement, Mr. Shuttlesworth and SBI/TLHCSI/AGVNA will certify in writing to OIG as to Mr. Shuttlesworth's lack of involvement, in such billing activity.

          16. For a period of three years from the effective date of this agreement, SBI/TLHCSI/AGVNA agrees that as a condition of his continuing employment, Mr. Shuttlesworth will participate in a formal training program, consisting of at least two hours annually of training in corporate ethics, standards of business conduct, the possible consequences of failure to comply with all statutes, regulations, and guidelines applicable to Federal health care programs, and the possible consequences of failure to comply with SBI/TLHCSI/AGVNA's own policies and procedures or of failure to report such noncompliance. The training material shall be made available to the OIG, upon request. Every year for the next three years, on the anniversary of the effective date of this agreement, Mr. Shuttlesworth and SBI/TLHCSI/AGVNA will certify in writing to OIG as to Mr. Shuttlesworth's participation in such training.

          17. Each party to this Agreement will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

          18. SBI/TLHCSI/AGVNA represents that this
Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

          19. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United
States District Court for the Eastern District of
Pennsylvania.

          20. This Agreement constitutes the complete agreement between the Parties. This Agreement may be mended only by written consent of the Parties, except that only the HHS-OIG and SBI/TLHCSI/AGVNA need to consent to amendments to paragraphs 15 and 16.

          21. The undersigned individuals signing this Agreement on behalf of SBI/TLHCSI/AGVNA represent and warrant that they are authorized by SBI/TLHCSI/AGVNA to execute this Agreement. The undersigned United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

          22. This Agreement may be executed in
counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

          23. This Agreement is effective on the date of signature of the last signatory to the Agreement.




                      THE UNITED STATES OF AMERICA

DATED:                      BY: /s/ John N. Joseph
                                John N. Joseph
                                Assistant U. S. Attorney
                                Eastern District of
                                Pennsylvania

DATED:                      BY: /s/ Lewis Morris
                                Lewis Morris
                                Assistant Inspector General
                                For Legal Affairs
                                Office of Counsel to the
                                Inspector General
                                Office of Inspector General
                                United States Department of
                                Health and Human Services


                      SBI/TLHCSI/AGVNA - DEFENDANT

DATED: 9/22/00                  BY:/s/Stephen Savitsky
                                   Stephen Savistky, CEO

DATED: 9/27/00                  BY:/s/James Becker
                                   James Becker
                                   Counsel for
                                   SBI/TLHCSI/AGVNA